UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2007

CYTOGEN CORPORATION
________________________________________
(Exact Name of Registrant as Specified in Charter)

Delaware	000-14879	22-2322400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 College Road East, CN 5308, Suite 3100, Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 750-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2007, Stephen A. Ross joined Cytogen Corporation (the “Company”) as its Senior Vice President, Sales and Marketing. Mr. Ross joins the Company from GlaxoSmithKline (GSK) where for 15 years he progressed through positions of increasing responsibility in sales and marketing. From October 2005 through June 2007, he served as Vice President, Specialist Business Units, GSK UK and was responsible for sales and marketing of GSK hospital and specialty product portfolios in the United Kingdom.  In Mr. Ross' most recent appointment at GSK, he led a team of more than 300 employees and together they established new oncology and cervical cancer business units in the UK. From September 2002 through September 2005, Mr. Ross served as Vice President and General Manager of GSK Ireland. His experience at GSK also includes managing a portfolio of eight cytotoxic agents and two anti-emetic agents.

Mr. Ross received a Masters of Business Administration in marketing and finance from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Economics, magna cum laude, from Brigham Young University.

Mr. Ross’ 2007 annual base salary is $235,000 and his potential cash bonus amount for 2007 performance is 35% of base salary.  Mr. Ross also is entitled to relocation expenses up to $40,000 in the event he moves to within 25 miles of the Company’s corporate office within 18 months of his date of hire.  In connection with his hiring, Mr. Ross also received: (i) options to purchase 50,000 shares of common stock with an exercise price per share equal to the fair market value of the common stock on the date of grant and vesting over three years; and (ii) a restricted stock grant of 20,000 shares of common stock vesting 100% on the third anniversary of the grant date.  Mr. Ross does not have an employment agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOGEN CORPORATION

By:	/s/ William J. Thomas
William J. Thomas,
Senior Vice President and General Counsel

Dated:   July 11, 2007